Exhibit 99.1

Atlantic Union Bankshares Corporation Announces $100 million Share Repurchase Authorization

Richmond, Va., December 10, 2021 – The Board of Directors (the “Board”) of Atlantic Union Bankshares Corporation (the “Company”) has authorized the repurchase of up to $100 million worth of the Company’s common stock through December 9, 2022 (the “Repurchase Program”). Shares of common stock may be purchased under the Repurchase Program periodically in open market transactions or privately negotiated transactions at prevailing market prices, including pursuant to a trading plan in accordance with Rule 10b5-1 and/or Rule 10b-18 under the Securities Exchange Act of 1934, as amended.

The actual means and timing of any purchases, target number of shares and prices or range of prices under the Repurchase Program will be determined by the Company in its discretion and will depend on a number of factors, including the market price of the Company’s common stock, share issuances under Company equity plans, general market and economic conditions, and applicable legal and regulatory requirements. The Repurchase Program may be modified, amended or terminated by the Board of Directors at any time. There is no assurance that the Company will purchase any shares under the Repurchase Program.

About Atlantic Union Bankshares Corporation

Headquartered in Richmond, Virginia, Atlantic Union Bankshares Corporation (Nasdaq: AUB) is the holding company for Atlantic Union Bank. Atlantic Union Bank has 130 branches and approximately 150 ATMs located throughout Virginia, and in portions of Maryland and North Carolina. Certain non-bank financial services affiliates of Atlantic Union Bank include: Atlantic Union Equipment Finance, Inc., which provides equipment financing; Dixon, Hubard, Feinour & Brown, Inc., which provides investment advisory services; Atlantic Union Financial Consultants, LLC, which provides brokerage services; and Union Insurance Group, LLC, which offers various lines of insurance products.

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Contact:

Bill Cimino, Senior Vice President and Director of Investor Relations 804.448.0937